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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

  FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

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1. Name and Address of Reporting   2. Date of Event Requiring    4. Issuer Name and Ticker or Trading Symbol
   Person                             Statement (Month/Day/Year)
Kight        Leila                            06/01/02                 Non-Invasive Monitoring Systems, Inc. (NIMU)
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(Last)      (First)      (Middle)  3. IRS Identification Number  5. Relationship of Reporting Person(s) to  6. If Amendment, Date of
                                      of Reporting Person; if       Issuer (Check all applicable)              Original
                                      an entity (Voluntary)                                                       (Month/Day/Year)

                                                                                                               ___________________

                                                                     X  Director       ___ 10% Owner        7. Individual or Joint/
                                                                    ---                                        Group Filing
                                                                    ___ Officer (give  ___ Other (specify       (check applicable
                                                                                Title below)     below)               lines)

1666 Kennedy Causeway Avenue, Suite 400                                                                        X  Form filed by One
                                                                                                              ---
                                                                                                                  Reporting Person
                                                                                                              ___ Form filed by More
                                                                                                                  than One Reporting
                                                                                                                  Person
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                 (Street)

North Bay Village     Florida        33141
    (City)            (State)        (Zip)

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

            Table I - Non-Derivative Securities Beneficially Owned

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1.  Title of Security       2.  Amount of Securities    3.  Ownership Form:Direct (D)    4.  Nature of Indirect Beneficial Ownership
     (Instr. 4)                 Beneficially Owned          or Indirect (I)                  (Instr. 5)
                                (Instr. 4)                  (Instr. 5)
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Common Stock                500,000                                   (D)
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Common Stock                500,000                                   (I)                             Held by spouse.
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

                      Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid CJMB control number.
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  FORM 3 (continued)        Table II -- Derivative Securities Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

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 1. Title of Derivative       2. Date Exercisable     3. Title and Amount of Securities  4. Conversion   5. Ownership  6. Nature of
    Security                     and Expiration Date     Underlying Derivative Security     or              Form of       Indirect
                                 (Month/Day/Year)        (Instr.  4)                        Exercise        Derivative    Beneficial
                                                                                            Price of        Security:     Ownership
                                                                                            Derivative      Direct (D)    (Instr. 5)
                                                                                            Security        or
                                                                                                           Indirect (I)
                                                                                                           (Instr. 5)

                            --------------------------------------------------------------------------------------------------------
                              Date         Expiration             Title         Amount Or
                              Exercisable  Date                                 Number of
                                                                                Shares
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  Options                      01/30/02     01/30/07  Options to purchase        125,000      $0.40            (D)
                                                      common stock
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  Options                      03/04/02     03/04/07  Options to purchase        125,000      $0.40            (D)
                                                      common stock
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  Options                      01/30/02     01/30/07  Options to purchase        125,000      $0.40            (I)     Held by
                                                      common stock                                                     spouse
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  Options                      03/04/02     03/04/07  Options to purchase        125,000      $0.40            (I)     Held by
                                                      common stock                                                     spouse
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

Explanation of Responses:


                                  /s/ Leila Kight                   July 3, 2002
                         --------------------------------           ------------
                         ** Signature of Reporting Person               Date



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.